Exhibit 10.9

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is dated as of March 10, 2009, and is by and between the following Parties:

Contractor:	Healthcharge Inc.
Jon Kessler, Chairman
128 Palm Avenue
San Carlos, CA 94070

Kessler:	Jon Kessler
128 Palm Avenue
San Carlos, CA 94070

Company:	HealthEquity, Inc.
1276 South 820 East, Suite 201
American Fork, UT 84003

Contractor is an independent contractor of Company. Contractor agrees to and accepts all of the following terms, conditions and provisions as original terms, conditions and provisions of engagement with Company. The Parties acknowledge the receipt of consideration adequate to support this Agreement, including the assignment.

SECTION 1 – ENGAGEMENT

1.1. Services. Contractor has been engaged by Company to perform the services and work described in Exhibit A attached hereto. Said services and work and any and all other services and work ancillary thereto shall be referred to herein as the “Services.” If Contractor performs other work or services for Company not described in Exhibit A, then said other work and services shall also be governed by this Agreement as “Services” unless the Parties enter into another written agreement to govern such other work and services in lieu of this Agreement.

1.2. Work Product. “Work Product” means any work product, work of authorship, computer program, invention, product, improvement, or data, which is authored, invented or created by Contractor for Company in performance of the Services.

1.3. Termination. Contractor’s Services and engagement are terminable at will by either Party provided that at least 10 days advanced written notice of termination is given to the other Party; provided that either party may immediately terminate this Agreement in the event

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the other party breaches any material term or provision of this Agreement. This Agreement will terminate automatically upon the death of Kessler. In such event, the Company shall pay to Consultant all compensation that would be due to Consultant under this Agreement through the termination date, provided that the Company shall not be obligated to make any payment pursuant to the second subparagraph under Section 1.4(a) entitled “Payment upon Termination.” Notwithstanding the foregoing, Contractor shall upon termination make all reasonable efforts to transition to Company any assignment or project accepted or begun by Contractor before termination, if Company requests Contractor to do so.

1.4. Compensation and Expenses. Company’s obligations to compensate Contractor and to pay for expenses shall be as follows:

(a)	Compensation. Company shall pay Contractor the following compensation which shall represent the total compensation to Contractor for the services provided herein: $18,764 per calendar month, payable and due at the beginning of each calendar month in which Services are provided.

Payment upon Termination. Upon any termination by Company, other than for breach, Company shall pay Contractor an amount equal to the lesser of (i) $18,564 times twenty five (25) percent times the number of calendar months for which compensation has been earned, or (ii) $222,768. Such amounts shall be payable in equal monthly installments over the Termination Period (as defined in section 2.10 below). The Company’s obligation to make payments under this subsection shall be conditioned upon Contractor’s and Kessler’s compliance with the provisions of Sections 2.8, 2.9 and 2.10 below.

Discretionary or Bonus Compensation. Company may at its sole discretion pay Contractor additional amounts as bonus or discretionary compensation.

(b)	Expenses. Reasonable out-of-pocket expenses incurred in connection with the Services shall be reimbursed by Company. Written documentation (e.g., receipts) verifying such expenses must be submitted by Contractor to Company prior to reimbursement. Any single expense in excess of $2,500 must be approved by Company in writing in advance in each case.

(c)	Invoices. To the extent requested by Company, Contractor will at the end of each month submit invoices, including a description of Services performed (including time under (a) above) and expenses incurred. Such invoice must be reasonably acceptable to Company.

(d)

Sole Compensation – No Benefits. Contractor expressly agrees that the sole compensation under this Agreement and for the Services will be the amounts paid for the Services pursuant to this Paragraph 1.4. Neither Contractor nor Contractor’s employees will be entitled by virtue of this Agreement to any employee benefits or insurance or to participate in any of the benefit plans available to Company employees. Contractor hereby waives and releases all rights to any such participation and to any such insurance or benefits. For clarity,

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nothing in this paragraph shall be interpreted to prevent Kessler from receiving compensation or for services performed as a director of Company to the extent such compensation may be awarded by the Board of Directors of Company at its sole discretion.

1.5. Best Interests. Contractor shall perform the Services in a timely and professional manner, and shall exercise care, skill and diligence in the performance of Services, and shall act in the best interests of Company.

1.6. Independent Contractor Status. Contractor shall perform the obligations hereunder as an independent contractor and nothing contained herein shall be deemed to create a relationship of employeremployee, masterservant, agency, partnership or joint venture. Contractor shall have no authority to bind Company in agreements or other commitments with third parties. Contractor shall not, explicitly or implicitly, give any appearance of having specific or apparent authority to bind Company in agreements or commitments with such third parties. Consistent with an independent contractor relationship, the following shall apply:

(a)	Personnel. It is understood that all Services shall be provided solely by Kessler, that the provision of Services shall be Kessler’s primary occupation, performing at least 40 hours per week of Services for Company, and that Kessler shall not engage in other paid labor or work-for-hire. For clarity, Company hereby acknowledges that Kessler is currently and will remain a director of the following: Healthcharge Inc., PickupPal LLC, and the German American International School.

(b)	No Supervision, Direction or Control. Company will not provide instructions to Contractor on when, where and how to work and will not supervise, direct or control the performance of the Services. However, the Services shall attain the objectives, meet the specifications, and produce the results requested by Company within the general time frames or deadlines requested by Company. Although Contractor may determine the order and sequence in which individual tasks are performed, Company shall establish priorities for the Services.

(c)	Equipment. Unless otherwise agreed, Contractor shall use Contractor’s own equipment, computers and tools to perform Services.

(d)	Place of Performance. Unless otherwise agreed, the majority of the Services will be performed at Company’s facilities or those of clients or prospective clients.

1.7. Taxes. Contractor shall be responsible for the timely reporting and payment to the proper taxing authorities of all federal, state, and local taxes applicable to the amounts paid to Contractor by Company. Contractor further agrees to indemnify and save Company harmless against all claims and taxes (including interest, penalties, and any other costs) which are claimed or assessed against Company and are attributable to any Services or this Agreement or the payments made hereunder, provided such claims or taxes do not arise due to any cause attributable to Company.

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1.8. Indemnification. Contractor and Kessler, jointly and severally, shall indemnify and hold harmless Company and Company’s shareholders, officers, directors, affiliates, employees, servants and agents from and against any and all claims, actions, damages, costs, expenses, attorneys’ fees, losses, liabilities, penalties and fines incurred by or asserted against any and all of them as a result of either Kessler’s or Contractor’s breach of Section 2.5 of this Agreement. Company shall indemnify and hold harmless Contractor and Contractor’s shareholders, officers, directors, affiliates, employees, servants and agents from and against any and all claims, actions, damages, costs, expenses, attorneys’ fees, losses, liabilities, penalties and fines incurred by or asserted against any and all of them as a result of Company’s breach of this Agreement. For clarity, nothing in this paragraph shall in any way limit the application to Services of any director’s indemnification agreement between Kessler and Company, to the extent such indemnification agreement may be offered by the Board of Directors of Company at its sole discretion, and provided that in no event shall the Company be obligated under any such indemnification agreement to indemnify Kessler (or advance expenses to him) for any matter constituting a breach of Section 2.5 of this Agreement by Contractor or Kessler.

SECTION 2 – PROTECTION OF COMPANY

2.1. Confidential Information. “Confidential Information” means financial information, operating information, marketing information, sales information, business information, product information, technical information, business plans, and any other confidential and proprietary information and confidential and proprietary data learned or acquired by Contractor or Kessler from Company or its personnel, agents or affiliates in connection with the Services. “Confidential Information” shall also include the Work Product. Any “Confidential Information” which is or becomes publicly known shall at such time cease to be Confidential Information, provided that the Confidential Information did not become publicly known due to any cause attributable to Contractor.

2.2. Restrictions. Except as reasonably necessary in the performance of the Services or as specifically authorized in writing by Company, neither Contractor nor Kessler shall directly or indirectly: (a) disclose or transfer any Confidential Information to any other person, business or entity; (b) aid, encourage or allow any other person, business or entity to gain possession of or access to any Confidential Information; or (c) use, sell or exploit any Confidential Information or aid, encourage or allow any other person, business or entity to use, sell or exploit any Confidential Information.

2.3. Confidential Information of Third Parties. Contractor and Kessler understand that, from time to time, confidential information may be submitted to Company by other persons or businesses and that said confidential information is protected under Paragraph 2.2 and shall be treated as Confidential Information of the Company. Contractor and Kessler further understand that as a condition for receiving said Confidential Information, Company may enter into agreements with said other persons or businesses restricting or prohibiting use, transfer or disclosure of said Confidential Information. Contractor and Kessler agree to respect any such agreements and to avoid any action or inaction which is inconsistent with the obligations lawfully imposed on Company hereunder. Contractor and Kessler further agree to treat said Confidential Information with the same (or greater) degree of care that is afforded to Confidential Information proprietary to Company.

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2.4. Ownership of Work Product, Documents, Etc. All Work Product of Contractor shall be a “work made for hire” to the extent possible under U.S. copyright law (i.e., Company shall be deemed the “author” thereof and the owner of the copyright thereto). Any and all documents, notebooks, drawings, papers, plans, designs, computer storage media and other materials in which any of Company’s information, data, technology, computer programs, or works of authorship (including Work Product created by Contractor for Company) or any Confidential Information is described, recorded or stored shall belong to Company. Contractor shall deliver any and all of the foregoing in the possession or control of Contractor to Company upon termination of engagement and at any other time upon Company’s request. Contractor agrees to assign, and hereby assigns, to Company any and all Work Product. This assignment also includes an assignment by Contractor to Company of all intellectual property in and to the assigned Work Product.

2.5. Rights of Other Persons/Preservation of Rights to Work Products. The performance of Services by Contractor or Kessler under this Agreement will not result in the breach of any contract, agreement or understanding to which Contractor or Kessler is a party or may be bound. Contractor shall not disclose to Company, use in connection with providing the Services, or incorporate into Work Product any intellectual property of another person or business in violation of any agreement between Contractor or Kessler and such other person or business concerning said intellectual property. With respect to the foregoing sentence, Contractor shall be in breach of such provision only in the event Contractor acted intentionally, knowingly or recklessly.

2.6. Injunctive Relief. With respect to the provisions of Part 2 of this Agreement entitled “Protection of Company”, Contractor and Kessler agree that a breach by Contractor or Kessler of this Agreement will cause irreparable injury to Company not adequately compensable in monetary damages alone or through other legal remedies. Therefore, in the event of a breach, Company shall be entitled to preliminary and permanent injunctive relief and other equitable relief in addition to damages and other legal remedies.

2.7. No Solicitation of Employees. Neither Contractor nor Kessler shall during the term of this Agreement and for a period of one year thereafter, solicit, assist or facilitate the hiring away of any Company employees from Company to another person, company, business or organization, unless prior written permission is received from Company.

2.8. No Solicitation of Customers. Neither Contractor nor Kessler shall during the term of this Agreement and for a period of 12 months immediately following termination (other than for a monetary breach by Company), knowingly solicit or influence or attempt to solicit or influence any client or customer of the Company (as of the time of said termination), either directly or indirectly in relation to services provided by Company.

2.11. No Competition. Neither Contractor nor Kessler shall during the term of this Agreement and during the “Termination Period” as defined herein, engage (either directly or as an employee, consultant, director or independent contractor) in providing, marketing, or offering health benefit account administration services to businesses in the United States. The Termination Period shall mean the number of months immediately following a termination of this Agreement (other than for breach of Company) which is the lesser of: (i) twenty five (25)

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percent times the number of calendar months for which compensation has been earned, or (ii) one year. For clarity, the preceding shall not apply solely because an entity for which Contractor or Kessler provide services offers benefit account administration incidental to its primary business.

2.12. No Disparagement. Neither party shall at any time knowingly or intentionally disparage or materially misrepresent the other party or any of its customers, services, products, personnel, officers or directors to any third party.

SECTION 3 – OTHER PROVISIONS

3.1. Attorneys’ Fees. In the event of any litigation between the Parties relating to this Agreement or its subject matter, the prevailing Party shall be entitled to receive from the nonprevailing Party any and all reasonable costs (including attorneys’ fees) incurred by the prevailing Party in connection with such litigation. The collection of such costs shall be in addition to any other damages, remedies and relief to which the prevailing Party may be entitled.

3.2. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalid, illegal or unenforceable provision(s) shall be curtailed, limited, construed or eliminated to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied and the other provisions of this Agreement shall not be affected thereby.

3.3. Survival. This Agreement shall not terminate upon termination of the Services or Contractor’s engagement with Company.

3.4. Final Agreement. This Agreement constitutes the final, complete and exclusive agreement between Company and Contractor concerning the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, written or oral, between Company and Contractor with respect thereto.

3.5. Modification. Any modification, rescission or amendment of this Agreement shall not be effective unless made in a writing executed by both Parties.

3.6. Construction. The wording of this Agreement is the wording selected by the Parties to define their mutual agreement, and this Agreement shall not be construed or interpreted in any manner that favors any Party over the other Party, i.e., no rule of strict construction shall apply against either Party.

3.7. Governing Law and Forum. This Agreement shall be governed by the laws of the State of New York without giving effect to conflicts of law principles. Any litigation between the Parties concerning this Agreement or its subject matter shall be conducted exclusively in state or federal court in the state of California, and the Parties consent to such jurisdiction and venue.

3.8. Assignment. Contractor is providing unique services and expertise to Company. Neither Contractor nor Kessler has the right nor the power to assign this Agreement or any of

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Contractor’s or Kessler’s rights hereunder, or delegate any of Contractor’s or Kessler’s duties hereunder, to any other party or person and any such purported assignment or delegation shall be null and void. Company may assign this Agreement and delegate its duties hereunder, to any party without Contractor’s or Kessler’s consent.

3.9. Guarantee. Kessler hereby unconditionally guarantees to the Company the full and prompt payment and performance of all obligations which Contractor presently or hereafter may have to the Company under this Agreement.

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Read, understood and freely accepted by:

CONTRACTOR: Healthcharge Inc.

Contractor’s Signature:	/s/ Jon Kessler

KESSLER: Jon Kessler

Signature:	/s/ Jon Kessler

COMPANY

Authorized Signature:	/s/ Stephen Neeleman

Name (print):	/s/ Stephen Neeleman

Title:	CEO

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EXHIBIT A

SERVICES

Contractor will provide the Company and its senior management team with general advice on the affairs of the Company, including the following:

•	Strategic direction of the Company and oversight of its implementation

•	Business development and execution of sales and marketing strategies

•	Develop a motivated and top performing management team and workforce aligned with the goals of the organization

•	Implementation of plans to assure that financial, operating and staffing goals are achieved

•	Board presentations and meetings

To the extent that Company provides Contractor with requests for, or descriptions of, Services, such requests and descriptions shall further define the Services under this Agreement.

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AMENDMENT

TO INDEPENDENT CONTRACTOR AGREEMENT

This Amendment (“Amendment”), by and among HealthEquity, Inc. (“Company”), Jon Kessler (“Kessler”) and Healthcharge Inc. (“Contractor”) is dated as of November __, 2009, and amends the Independent Contractor Agreement dated as of March 10, 2009 (the “Agreement”). Hereinafter Company, Kessler and Contractor are collectively referred to the “Parties” and individually as a “Party”.

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, pursuant to the provisions of Section 3.5 of the Agreement, the Agreement may be amended by a writing signed by the Parties; and

WHEREAS, the Parties mutually desire to modify and amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the Parties hereby agree as follows:

1.	Section 1.1 of the Agreement entitled “Services” is amended by adding the following sentence to the end of the Section.

Kessler agrees to relocate the residence of his family to Utah on or before December 31, 2009.

2.	Section 1.4 of the Agreement entitled “Compensation and Expenses” is deleted in its entirety and replaced with the following:

1.4 Compensation and Expenses. Company’s obligations to compensate Contractor and to pay for expenses shall be as follows:

(a)	Compensation. Company shall pay Contractor the following compensation which shall represent the total compensation to Contractor for the services provided herein: $22,930.67 per calendar month, payable due at the beginning of each calendar month in which Services are provided.

Payment upon Termination. Upon any termination by Company, other than for breach, Company shall pay Contractor an amount equal to $250,000. Such amount shall be payable in twelve equal monthly installments. The Company’s obligation to make payments under this subsection shall be conditioned upon Contractor’s and Kessler’s compliance with the provisions of Sections 2.7, 2.8, 2.11 and 2.12 below.

Discretionary or Bonus Compensation; Stock Options and Warrants. Company may at its sole discretion pay Contractor additional amounts as bonus or discretionary compensation. For fiscal year 2010, the bonus target for Contractor shall be $125,000. In addition, Company shall grant Kessler (i) options to purchase 770,000 shares of Common Stock pursuant to the Company’s Stock Option Plan upon terms given to other employees of the Company with the vesting to commence as if the options were granted on July 1, 2009, and (ii) warrants to purchase up to 338,800 shares of the Company’s Series D-2 Preferred Stock as provided in that certain Warrant Purchase Agreement dated as of November     , 2009.

Relocation Package. Company shall (i) pay Contractor $2,000 per month (retroactive to July 1, 2009) to reimburse Contractor and/or Kessler for lease payments incurred in relocating the residence of Kessler to Utah, (ii) pay up to $10,000 of actual documented expenses for the relocation, and (iii) advance up to $35,000 interest free to assist Kessler with other moving expenses. Such advance shall be repayable by Contractor and Kessler from the 2010 bonus payment and in the event that the bonus is not granted for any reason, except for a breach by Company, shall be repayable upon demand by Company.

(b)	Expenses. Reasonable out-of-pocket expenses incurred in connection with the Services shall be reimbursed by Company. Written documentation (e.g., receipts) verifying such expenses must be submitted by Contractor to Company prior to reimbursement. Any single expense in excess of $2,500 must be approved by Company in writing in advance in each case.

(c)	Invoices. To the extent requested by Company, Contractor will at the end of each month submit invoices, including a description of Services performed (including time under (a) above) and expenses incurred. Such invoice must be reasonably acceptable to Company.

(d)	Sole Compensation – No Benefits. Contractor expressly agrees that the sole compensation under this Agreement and for the Services will be the amounts paid for the Services pursuant to this Paragraph 1.4. Neither Contractor nor Contractor’s employees will be entitled by virtue of this Agreement to any employee benefits or insurance or to participate in any of the benefit plans available to Company employees. Contractor hereby waives and releases all rights to any such participation and to any such insurance or benefits. For clarity, nothing in this paragraph shall be interpreted to prevent Kessler from receiving compensation or for services performed as a director of Company to the extent such compensation may be awarded by the Board of Directors of Company at its sole discretion.

3.	This Amendment shall become effective as of the date first above written.

4.	This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

5.	All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have accepted and agreed to this Amendment.

Healthcharge Inc.		HealthEquity, Inc.

By:	/s/ Jon Kessler	By:	/s/ Stephen D. Neeleman

Name:	/s/ Jon Kessler	Name:	/s/ Stephen D. Neeleman

Title:	Chairman	Title:	CEO

/s/ Jon Kessler